EXHIBIT 10.1

DISTRIBUTION AGREEMENT

This Distribution Agreement (“Agreement”), dated this 1st day of May, 2015, by and between Bivi LLC, a Nevada limited liability company (“Bivi”) and United Spirits, Inc. a New York corporation (“United”).

WITNESSETH:

WHEREAS, Bivi is the brand owner of “BiVi 100 percent Sicilian Vodka” an Alcoholic Beverage (as defined below) that desires to establish a market for such beverages in the United States and around the world;

WHEREAS, Bivi desires to work with United to distribute and wholesale Bivi’s Alcoholic Beverages, acting as the licensed importer and wholesaler;

NOW, THEREFORE, in consideration of the promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

1.1. For purposes of this Agreement, the following terms have the meanings set forth below:

“Alcoholic Beverages” means Bivi brand vodka or such other alcoholic beverages as the parties agree in writing.

“FOB” means “free on board” United’s warehouses in New York and New Jersey (“FOB Points”), meaning for purposes of this Agreement that (i) Bivi shall bear the expense and risk of loss of transporting Product to the FOB Points and (ii) that title to Product shall pass from Bivi to United at the FOB Point at which the Product is delivered.

“Force Majeure” means the inability of Bivi to supply Product pursuant to Article IV as a direct result of: acts of God; strikes or other labor unrest; civil disorder; fire; explosion; perils of the sea; flood; drought; war; riots; sabotage; terrorism; accident; embargo; priority, requisition or allocation mandated by governmental action; changes in laws or regulations that impair the Production or export of Alcoholic Beverages into the Territory; shortage or failure of supply of ingredients or raw materials necessary to produce Product; or other cause beyond control of Bivi. The duration of any Force Majeure occurrence is limited to the period during which Bivi is unable to supply Product, or make reasonable alternative arrangements to supply Product, due of the event or condition giving rise to such Force Majeure occurrence.

“Law”, unless otherwise expressly stated in this Agreement, includes statutes, regulations, decrees, ordinances and other governmental requirements, whether federal, state, local or of other authority.

“Product” means the Bivi brand vodka.

“Territory” means the Globally.

“Trademarks” means the trademarks described in Schedule A to this Agreement as belonging to Bivi, as such Exhibit may be supplemented from time to time pursuant to Section 3.

(a) Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms “hereof,” “herein,” “hereby” and derivative or similar words refer to this entire Agreement; (iv) the terms “Article”, “Section”, “Schedule” or “Exhibit” refer to the specified Article, Section, Schedule or Exhibit of this Agreement, unless otherwise specifically stated; (v) the words “include” or “including” shall mean “include, without limitation” or “including, without limitation;” and (vi) the word “or” shall be disjunctive but not exclusive.

(b) References to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto.

(c) References to statutes shall include all regulations promulgated thereunder and, except to the extent specifically provided below, references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.

(d) The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against any party. This Agreement is the joint drafting product of the parties hereto and each provision has been subject to negotiation and agreement and shall not be construed for or against any party as drafter thereof.

(e) All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

(f) All amounts in this Agreement are stated and shall be paid in United States dollars.

ARTICLE II

CERTAIN UNDERTAKINGS OF BIVI

BIVI represents and warrants that (a) BIVI has and will maintain throughout the term of this Agreement the exclusive right to sell Product for export to the Territory; (b) there is not in effect any agreement between BIVI and any other person or entity giving any right to any such other person or entity to sell Product in the Territory; and (c) BIVI has the full contractual and corporate power and authority to perform its obligations under this Agreement.

ARTICLE III

EXCLUSIVITY

3.1. Subject to the terms of this Agreement, BIVI hereby grants to United the exclusive right during the Term (as such term is defined herein to sell Product within the Territory, including for resale.

3.2. United agrees not to sell Product outside the Territory. United shall use its commercially reasonable efforts to prevent parties purchasing Product directly or indirectly from United from reselling such Product outside the Territory or in any manner not authorized by this Agreement.

3.3. United may not use any of the Trademarks, including but not limited to use on labels, packaging, promotional materials, displays and in advertising and promotion, except in a form, color, style, manner and appearance and with surrounding content (“Form”) and in connection with such goods or items as previously approved by BIVI as provided below. For purposes of this Agreement, any materials supplied by or on behalf of BIVI to United bearing any of the Trademarks for use in connection with the performance of this Agreement, shall be deemed approved by BIVI for ordinary use in the performance of this Agreement. To the extent that United wishes to use a Trademark in a Form or for a use other than one that has been previously approved, it shall submit a written request to BIVI specifying the requested new Form or use along with a sample of the use. If BIVI approves such request in writing (such approval not to be unreasonably withheld) United may commence use of the Trademark in the Form or use requested pursuant to the terms of the Agreement and subject to any reasonable limitations that may be imposed by BIVI in connection with its approval. As described above, BIVI may from time to time prescribe reasonable changes in the approved Form or use of the Trademarks and United shall comply with such changes provided that it is either permitted a reasonable period to exhaust the existing inventory of material that would no longer be deemed to constitute an approved use or is otherwise compensated for any costs that it may incur if it is not permitted to exhaust such inventory. Any new trademarks created by United at the request of BIVI for BIVI’s Products shall belong exclusively to BIVI and shall be added to Schedule A.

3.4. BIVI shall be deemed to be the exclusive owner of all intellectual property used or developed in connection with this Agreement by United or any other party that a) incorporates the Trademarks or any variations thereof or derivative works based upon any of the Trademarks; b) in the absence of this Agreement, would infringe upon or otherwise violate the rights of BIVI in the Trademarks under the laws of the Territory, or c) is based upon confidential or proprietary information or such other names, marks, ideas, concepts or material created by or belonging to BIVI. To the extent United assists BIVI in creating new Trademarks As between the parties and unless contrary to applicable law, United shall be the owner of any intellectual property independently developed by United that does not pertain to the areas set forth above.

3.5. United shall acquire no ownership rights in the Trademarks or variations thereon or derivative works based thereon or any intellectual property deemed to be owned by BIVI as a result of this Agreement. United shall, at any time requested by BIVI, whether during or subsequent to the term hereof, disclaim in writing any such property interest or ownership in the Trademarks. Upon the termination of the Joint Venture Agreement (as defined in the Company Agreement), all rights of United to use the Trademarks as provided herein and any other intellectual property belonging to BIVI shall be terminated and revert to BIVI. Notwithstanding the above, United shall be permitted, unless otherwise agreed, a reasonable time in which to exhaust any inventory of Product bearing or incorporating the Trademarks and United shall not be liable for any advertising and promotional activities that were scheduled in good faith prior to the termination and cannot be cancelled.

3.6. If, for any reason or circumstances, United is deemed under any law or regulation to have acquired any right or interest with respect to the Trademarks, United shall, at the request of BIVI, promptly execute any document reasonably needed in order for United to transfer to BIVI any and all such rights, titles and interests in and to the Trademarks, including the goodwill which these represent. Such obligation shall continue after termination or expiration of this Agreement and any extensions thereof.

3.7. United shall not, either directly or indirectly:

(a) establish, form, be an owner of, operate, administer, authorize or control any company, division, corporation, association or business entity under any name which includes any of the Trademarks, either in whole or part, or under any name which is similar to the Trademarks;

(b) use (except as expressly authorized by this Agreement to use the Trademarks), register, or in any other manner claim the ownership of a trademark, trade name, commercial name, firm name or service mark which includes any of the Trademarks either wholly or partially, or which is similar to any of the Trademarks; or

(c) use any Trademark on or in connection with any beer or other object other than a Product, except as expressly permitted by this Agreement.

3.8. United shall comply with all reasonable instructions from BIVI as to requirements for the use, protection and maintenance of the Trademarks. United shall do nothing nor knowingly permit anything within its control to happen which will diminish or adversely affect the right and title of BIVI to the Trademarks, to the goodwill and the good name associated therewith, or to their value, and United shall comply with all reasonable instructions it may receive from BIVI on this subject.

3.9. BIVI shall cause all of its suppliers of advertising, promotional materials or any other element that uses the Trademarks to identify the Products to obtain a license agreement from BIVI.

ARTICLE IV

SUPPLY OF PRODUCT LINE

4.1. BIVI shall initially supply to United 1008 cases of vodka that conform to the sample of vodka submitted to TTB for approval and which has been approved by the TTB for sale in the United States. Such Product will be delivered FOB 44 Seabro Avenue Amityville, NY 11701. The warehousing of the Product delivered shall occur in accordance with the provisions of Article V below.

4.2 After the initial supply, BIVI shall supply to United such volumes of Product as are required by United for importation and sale within the Territory pursuant to the Sales Budget agreed to in writing by BIVI. Such Product will also be distributed FOB 44 Seabro Avenue Amityville, NY 11701.

4.3. All orders for Product under this Agreement shall be made by United specifying the type of Product ordered and the quantities thereof and the intended delivery dates. All orders shall comply with the lead times agreed to by BIVI and United in writing.

4.4. All Product delivered to United shall be delivered on a consignment basis. In the case of the initial supply, BIVI shall have no right to request and receive the return of such Product (“Reclaim such Product”) from United for a period of 360 days from the delivery to United. As to subsequent shipments, BIVI shall have no right to Reclaim such Product for 180 days. BIVI’s right to Reclaim such Product shall be limited solely to United’s failure to meet specified sales targets agreed to in writing by United.

4.5. BIVI HEREBY REPRESENTS AND WARRANTS THAT THE PRODUCTS ARE NEW, FIRST CLASS PRODUCTS, THAT THEY ARE FIT FOR HUMAN CONSUMPTION, THAT THE PRODUCTS ARE UNADULTERATED, ARE MERCHANTABILITY AND ARE FIT FOR THE INTENDED PURPOSE. FURTHER, BIVI REPRESENTS AND WARRANTS THAT THE PRODUCT CONFORMS TO THE SAMPLE PRODUCT APPROVED BY TTB.

4.6 BIVI shall supply United with a certificate of product liability insurance with the following limits: 1 million/3 million USD. Product liability insurance with these limits will be maintained at all times for so long as United acts as the importer/distributor of BIVI’s Brands and for a tail period of at least 2 years.

4.7. In the event of any conflict between the provisions of any order and the provisions of this Agreement (including without limitation terms of payment and warranties concerning Product), the provisions of this Agreement shall govern.

ARTICLE V

WAREHOUSING

5.1 United will warehouse the Products delivered by BIVI at warehouses to be approved by the BIVI Representative (as such term is defined herein. Title to such product shall remain in the name of BIVI. United shall not relocate the Products without the express written consent of the BIVI Representative.

5.2 No product shall be removed from the warehouse without the approval of the BIVI Representative except for sales to wholesalers in the ordinary course of business. Such sales shall only be made in accordance with the payment requirement specified in Section VII below.

ARTICLE VI

PAYMENTS TO UNITED ON SALES

6.1 All payments to United from sales of the Product will be deposited for clearance into United’s account. After said deposits clear the proceeds will be deposited to the Account of BiVi LLC at Bank of America. Any checks that are delivered to United will be deposited into the BiVi LLC Bank of America account. No checks or withdrawals from this account shall occur except to BIVI or the parties identified by them. BIVI shall retain for its own use all Net Proceeds from sales of the Product by United. Net Sales shall mean gross proceeds from sales of the Product, less any charge backs incurred from third party distributers of the Product.

6.2. United agrees to appoint Richard DeCicco as (“BIVI Representative”). In the event the BIVI representative ceases to serve in such capacity BIVI shall have the right to nominate another person to serve as the BIVI Representative and United agrees to promptly appoint such person. The BIVI Representative shall have full access during normal business hours to all books and records of United and United.

6.3 Within 10 days of the end of each calendar month, United will provide a full accounting of sales and charge backs in the form of financial statements consisting of a bank statement and cash flow statement and make such statements available to the BIVI Representative.

ARTICLE VII

REPORTS

7.1. United and the BIVI Representative shall agree on the contents and timing of such reports to be supplied by United.

7.2. United shall deliver each report required by Section 7.1 both (a) in writing and (b) by such other means of electronic reproduction as BIVI Representative may reasonably request from time to time. United shall cause each such report in writing to be signed by an authorized representative of United or of the party who generated the report. In the event of inconsistency between a report in writing and a report by electronic means, the report in writing shall control.

7.3. The BIVI Representative may at its own expense, upon reasonable advance notice to United, through accountants or other representatives designated by the BIVI Representative for such purposes, enter during normal business hours any storage facility or business office owned or controlled by United and examine such facilities, inventories and that portion of the books and records of United needed to determine the accuracy of any report delivered under this Agreement.

ARTICLE VIII

COMPLIANCE WITH LAWS

8.1. During the term of this Agreement, United shall obtain and maintain in good standing, or otherwise have valid access to, all U.S. (federal and state) licenses required for the performance of this Agreement by United, including without limitation all licenses required for the importation or sale of Product in the Territory (“Requisite Licenses”).

8.2. United agrees to comply with all laws applicable to the selling of Product, including, without limitation, those relating to labels and identifying marks on Containers.

83 As and when requested by United, BIVI shall use its commercially reasonable efforts to sign and deliver to United such documents as United requires for filing with governmental authorities to comply with laws applicable to the importation or sale of Product.

ARTICLE IX

TERM

The term of this Agreement shall commence on the date hereof and shall continue for a period of Ten years from the date first above written.

ARTICLE X

GOVERNING LAW

This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without reference to its principals of conflicts of laws that would require application of the substantive laws of any other jurisdiction. BIVI and United hereby irrevocably consent to the exclusive personal jurisdiction and venue of the courts of the State of New York or the federal courts of the United States, in each case sitting in New York County, in connection with any action or proceeding arising out of or relating to this Agreement. United and BIVI hereby irrevocably waive, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of such action or proceeding brought in such a court and any claim that any such action or proceeding brought in such court has been brought in an inconvenient forum. United and BIVI irrevocably consent to the service of process with respect to any such action or proceeding in the manner provided for the giving of notices under Section 10, provided, the foregoing shall not affect the right of either United or BIVI to serve process in any other manner permitted by law. United and BIVI hereby agree that a final judgment in any suit, action or proceeding shall be conclusive and may be enforced in any jurisdiction by suit on the judgment or in any manner provided by applicable law.

ARTICLE XI

MISCELLANEOUS

11.1. Neither party may assign any right under this Agreement without the prior written consent of the other party. Subject to the foregoing, this Agreement shall be binding upon and shall inure to the benefit of the parties and their respective successors and assigns.

11. 2. The captions used in this Agreement are for convenience of reference only and shall not affect any obligation under this Agreement.

11.3. This Agreement may be executed in counterparts, each of which when so executed and delivered shall be deemed an original, and such counterparts, taken together, shall constitute one and the same instrument. Signatures sent by facsimile shall constitute and be binding to the same extent as originals. This Agreement may not be amended except by an instrument in writing signed by both parties.

11.4. Any notice, claims, requests, (except for requests made under Section 3.6 hereof) demands, or other communications required or permitted to be given hereunder shall be in writing and will be duly given if: (a) personally delivered, (b) sent by facsimile or (c) sent by Federal Express or other reputable overnight courier (for next business day delivery), shipping prepaid as follows:

11.5. During the term and for a period of 24 months after the termination of the agreement United will have no financial exposure of any actions, purchases, commitments, FET Taxes, or sny incumberances created by BiVi.

If to United:	United Spirits Inc. 44 Seabro Avenue Amityville, NY 11701

With a copy to:

If to BIVI:	BiVi LLC 44 Seabro Avenue Amityville, NY 11726

With a copy to:	Richard J DeCicco 71 Shore Drive Copiague, NY 11726

or such other address or addresses or facsimile numbers as the person to whom notice is to be given may have previously furnished to the others in writing in the manner set forth above. Notices will be deemed given at the time of personal delivery, if sent by facsimile, when sent with electronic notification of delivery or other confirmation of delivery or receipt, or, if sent by Federal Express or other reputable overnight courier, on the day of delivery.

11.5. This Agreement and the various schedules and exhibits thereto embody all of the understandings and agreements of every kind and nature existing between the parties hereto with respect to the transactions contemplated hereby. This Agreement supersedes all prior discussions, negotiations and agreements between the parties concerning the subject matter of this Agreement.

11.6. To the extent that any provision of this Agreement is invalid or unenforceable in the Territory or any state or other area of the Territory, this Agreement is hereby deemed modified to the extent necessary to make it valid and enforceable within such state or area, and the parties shall promptly agree in writing on the text of such modification.

11.7. The parties acknowledge that a breach or threatened breach by them of any provision of this Agreement will result in the other entity suffering irreparable harm which cannot be calculated or fully or adequately compensated by recovery of damages alone. Accordingly, the parties agree that any party may, in its discretion (and without limiting any other available remedies), apply to any court of law or equity of competent jurisdiction for specific performance and injunctive relief (without necessity of posting a bond or undertaking in connection therewith) in order to enforce or prevent any violations of this Agreement, and any party against whom such proceeding is brought hereby waives the claim or defense that such party has an adequate remedy at law and agrees not to raise the defense that the other party has an adequate remedy at law. provided, however, that the foregoing rights may not be exercised in the event that The failure of either party at any time to require performance of any provision of this Agreement shall in no manner affect such party’s right to enforce such provision at any later time. No waiver by any party of any provision, or the breach of any provision, contained in this Agreement shall be deemed to be a further or continuing waiver of such or any similar provision or breach.

11.8. This Agreement is binding upon and shall inure to the benefit of the parties hereto and their successors and permitted assigns. Nothing in this Agreement shall give any other Person any legal or equitable right, remedy or claim under or with respect to this Agreement or the transactions contemplated hereby.

IN WITNESS WHEREOF, the parties have executed this Agreement on the date first written above.

BIVI LLC		UNITED SPIRITS, INC.

By:	/s/ Richard J DeCicco	By:	/s/ Richard J DeCicco
Name:	Richard J DeCicco	Name:	Richard J DeCicco
Title:	President	Title:	President

EXHIBIT A

Trademarks

Bivi Vodka